Sub-Item 77Q1(d)

The following documents were the first to reflect the amendments made to Ultra Shares as described in Sub-Item 77I:

Amended Schedule B, dated August 19, 2010, to the Declaration of Trust dated November 5, 2004, as filed with the Securities and Exchange Commission on August 23, 2010(Accession Number 0001145443-10-001892).

Combined Amended and Restated Rule 18f-3 Multi-Class Plan, including Exhibits A and B, amended as of August 19, 2010 as filed with the Securities and Exchange Commission on August 23, 2010 (Accession Number 0001145443-10-001892).